MEMORANDUM

                                     FT 620
                               File No. 333-84194

         The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on March 14, 2002 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                                 THE PROSPECTUS

Cover Page          The date of the Trust has been added.

Page 3              The following information for the Trust appears:

                    The Aggregate Value of Securities initially deposited have been added.

                    The initial number of units of the Trust

                    Sales charge

                    The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

                    The Mandatory Termination Date has been added.

Page 5 The Report of Independent Auditors has been completed.

Page 6              The Statement of Net Assets has been completed.

Pages 7-9           The Schedule of Investments has been completed.

Back Cover          The date of the Prospectus has been included.


              THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

                    The Trust Agreement has been conformed to reflect the execution thereof.


                                                   CHAPMAN AND CUTLER

March 14, 2002